April 9, 2001



Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549

RE:      ITEC Attractions, Inc.
         File Ref. No. 0-21070

Ladies and Gentlemen:

         We were previously the principal accountants for ITEC Attractions, Inc. and under the date of February 22, 2001, we reported on the financial statements of ITEC Attractions, Inc. as of and for the year ended December 31, 2000. On April 9, 2001, our appointment as principal accountant was terminated. We have read ITEC Attractions Inc.'s statements included under Item 4 of its Form 8-K dated April 9, 2001, and we agree with such statements.

                                           Sincerely,



                                           Tanner + Co.